Exhibit 99.1

Eastman Completes Acquisition of Solutia

Announces New Reporting Segments

KINGSPORT, Tenn., July 2, 2012 – Eastman Chemical Company (NYSE:EMN) announced today the completion of its acquisition of Solutia Inc. (NYSE:SOA). The approximately $4.8 billion acquisition supports Eastman’s growth strategy to increase revenues and profit margins by expanding the company’s geographic reach, especially in emerging markets, and establishing a more diverse and sustainable product portfolio. Eastman expects the acquisition to be immediately accretive to earnings, excluding acquisition-related costs and charges.

“We are pleased to complete this transaction and welcome Solutia to the global Eastman team,” said Jim Rogers, Chairman and Chief Executive Officer of Eastman. “The addition of these strong businesses, unique technologies, and highly differentiated products is expected to contribute strong cash generation and a solid return on capital to Eastman. We are confident this acquisition strengthens our position as a top-tier specialty chemicals company and establishes a powerful combined platform with significant opportunities for organic growth. We are committed to the successful integration of Solutia and look forward to delivering the projected growth and synergies from this combination.”

With the acquisition of Solutia, Eastman has made structural and reporting changes resulting in five reporting segments: Additives and Functional Products, Adhesives and Plasticizers, Advanced Materials, Fibers, and Specialty Fluids and Intermediates. This structure takes into consideration the strategies, operating models, and sales channels that the various businesses employ to be leaders in their respective markets.

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Additives and Functional Products consists of the rubber materials product lines from Solutia’s former Technical Specialties segment and the specialty polymers and solvents product lines of Eastman’s former Coatings, Adhesives, Specialty Polymers and Inks (CASPI) segment.

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Adhesives and Plasticizers consists of the plasticizer product lines of Eastman’s former Performance Chemicals and Intermediates (PCI) segment and the adhesives product lines formerly in its CASPI segment.

•	Advanced Materials consists of Eastman’s former Specialty Plastics segment and Solutia’s former Performance Films and Advanced Interlayers segments.

•	Fibers, which continues to consist of the acetate tow, acetate yarn, and acetyl product lines.

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Specialty Fluids and Intermediates consists of the specialty fluids product lines from Solutia’s former Technical Specialties segment and Eastman’s oxo and acetyl intermediates product lines of its former PCI segment.

Solutia’s Photovoltaics business will be managed as a developing business initiative and reported as “other” sales and operating earnings (loss).

The company will report third quarter 2012 financial results under the new reporting structure.

In conjunction with the realignment of its reporting segments, Eastman also announced the following changes in executive leadership responsibilities. Mark J. Costa, Executive Vice President, has responsibility for the Additives and Functional Products and Advanced Materials segments, and Ronald C. Lindsay, Executive Vice President, has responsibility for the Adhesives and Plasticizers, Fibers, and Specialty Fluids and Intermediates segments. Godefroy A. F. E. Motte is assuming responsibility for the company’s global supply chain and procurement as Senior Vice President, Integrated Supply Chain, Chief Regional and Sustainability Officer.

The closing follows the receipt of all necessary regulatory and other approvals, including approval of the transaction by Solutia stockholders on June 29, 2012. Pursuant to the terms of the merger agreement, Solutia stockholders are entitled to receive $22.00 in cash and 0.12 shares of Eastman common stock for each share of Solutia common stock. Eastman issued 14,686,067 shares of its common stock in the acquisition and, as a result of the assumption of outstanding warrants to purchase shares of Solutia’s common stock, has outstanding 4,481,250 warrants which are potentially exercisable for up to an aggregate of 537,750 shares of Eastman common stock and cash.

With the closing of the transaction, Solutia’s common stock and warrants will cease trading on the New York Stock Exchange as of the close of the market on July 2, 2012 and will no longer be listed on the NYSE. Beginning on July 3, 2012, Eastman’s warrants will trade on the NYSE under the symbol “EMN.W”.

Eastman is a global specialty chemicals company that produces a broad range of advanced materials, additives and functional products, specialty chemicals, and fibers that are found in products people use every day. As a world leader in the diverse markets it serves, Eastman is focused on delivering innovative and technology-based solutions while maintaining its commitment to safety and sustainability. Serving customers in approximately 100 countries, Eastman had 2011 pro forma revenues, giving effect to the Solutia acquisition, of approximately $9.3 billion. The company is based in Kingsport, Tennessee, USA, and, with the completion of the Solutia acquisition, now employs approximately 13,500 people around the world. For more information, visit www.eastman.com.

Forward-Looking Statements

This communication includes forward-looking statements subject to the safe harbor provisions of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Eastman’s current expectations regarding the expected benefits of the Solutia acquisition, integration plans and expected synergies therefrom, and Eastman’s anticipated future financial and operating performance and results, including estimates for general economic conditions and growth. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Filings made by Eastman are available when filed with the SEC, on the Eastman web site at www.eastman.com in the Investors, SEC Information section.

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Contacts:

Media:  Tracy Broadwater

423-224-0498 / tkbroadwater@eastman.com

Investors:  Greg Riddle

212-835-1620 / griddle@eastman.com